Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Capital Title Group, Inc.

We consent to incorporation by reference in the Registration Statement No. 333-66375 on Form S-8 of Capital Title Group, Inc. of our report dated March 3, 2003, relating to the consolidated balance sheets of Capital Title Group, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Capital Title Group, Inc.

Our report refers to the Company adopting the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets" which changed the Company's method of accounting for goodwill and other intangible assets effective January 1, 2002.

                                        /s/ KPMG LLP

Phoenix, Arizona
March 20, 2003